Exhibit 99.1

Bock Communications, Inc.	Leap contacts:
Jessica Levy, Media Relations	Kristin Atkins, Media Relations
714-292-2990	858-882-9105
jlevy@bockpr.com	katkins@leapwireless.com

Jim Seines, Investor Relations
858-882-6084
jseines@leapwireless.com
Leap Announces Solid Third Quarter Customer Results
~ Company to Participate at the JPMorgan Small Cap Conference Nov. 2nd in Boston ~
SAN DIEGO — October 31, 2005 — Leap Wireless International, Inc. [NASDAQ: LEAP], a leading provider of innovative and value-driven wireless communications services, today announced key customer metrics for the third quarter of 2005. Leap also announced the Company’s participation at the JPMorgan Small Cap 6.0 “Think Big, Buy Small” Conference to be held November 1—2, 2005 at the Four Seasons, Boston, Mass.
Gross customer additions during the quarter ended September 30, 2005 were approximately 234,000, an increase of more than 33,000 from the approximately 200,000 gross additions for the third quarter of 2004 and an increase of more than 42,000 from the approximately 191,000 gross customer additions for the second quarter of 2005. Customer churn for the third quarter of 2005 was 4.4 percent, compared to 4.5 percent from the third quarter of 2004 and 3.9 percent for the second quarter of 2005.
The Company gained more than 23,000 net new customers during the third quarter, an increase of nearly 31,000 from the net customer loss of approximately 8,000 recorded for the third quarter of 2004 and an increase of more than 20,000 from nearly 3,000 net additions for the second quarter of 2005. Leap’s customer metrics for the three months ended September 30, 2005 exclude the effect of the transfer of approximately 19,000 customers related to the sale of the Company’s operating markets in Michigan. The Company expects to release full third quarter financial and operational results during the week of November 7, 2005 and will host a conference call to discuss these results, its business outlook for the remainder of 2005 and preliminary outlook for 2006.

Leap Announces Solid Third Quarter Customer Results	Page 2 of 3

“The improvement in our customer metrics is a testament to the dedication of our employees as we execute on our marketing, distribution expansion and service enhancement strategies,” said Doug Hutcheson, president and CEO of Leap. “We are very pleased to see the results of these efforts begin to take root as evidenced by the solid customer growth we saw in both our older markets and in our new market cluster in the Central Valley of California. In addition, it is particularly encouraging to witness the resilience of our business in the face of the significant macroeconomic disruptions that occurred in the third quarter. We are looking forward to announcing our full results and providing additional updates on our progress in conjunction with our earnings announcement and conference call.”
Doug Hutcheson, Leap’s president and chief executive officer, will discuss these customer metrics and provide a general overview of the business during his presentation at the JPMorgan conference, which is scheduled to begin at 8:00 a.m. EST, Wednesday, November 2, 2005. Investors and other interested parties can listen to a live audio webcast of the presentation and following question and answer period by accessing the “Investor Relations” section of Leap’s website, www.leapwireless.com. The webcast can also be accessed by logging on to the conference website: http://equityconferences.jpmorgan.com, and selecting the “JPMorgan Small Cap Conference” link.
Listeners should plan on accessing one of these sites at least 15 minutes prior to the event to register, download and install any necessary multimedia streaming software. Pre-registration is currently available. An On Demand replay of the presentation webcast will be available on these two websites approximately 24 hours after the live presentation and will be available for 30 days.
About Leap
Leap [NASDAQ: LEAP], headquartered in San Diego, Calif., is a customer-focused company providing innovative mobile wireless services targeted to meet the needs of customers under-served by traditional communications companies. With the value of unlimited wireless services as the foundation of its business, Leap pioneered both Cricket® and JumpTM Mobile services. Through a variety of low, flat rate, service plans, Cricket service offers customers a choice of unlimited anytime local voice minutes, unlimited anytime domestic long distance voice minutes, unlimited text, instant and picture messaging and additional value-added services over a high-

Leap Announces Solid Third Quarter Customer Results	Page 3 of 3

quality, all-digital CDMA network. Designed for the urban youth market, Jump Mobile is a unique prepaid wireless service that offers customers free unlimited incoming calls from anywhere with outgoing calls at an affordable 10 cents per minute and free incoming and outgoing text messaging. Both Cricket and Jump Mobile services are offered without long-term commitments or credit checks. For more information, please visit www.leapwireless.com.
Except for the historical information contained herein, this news release contains “forward-looking statements” reflecting management’s current forecast of certain aspects of Leap’s future. Some forward-looking statements can be identified by forward-looking words such as “believe,” “think,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” and similar expressions. This news release is based on current information, which we have assessed but which by its nature is dynamic and subject to rapid and even abrupt changes. Our actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with our business. Factors that could cause actual results to differ include, but are not limited to:
•	our ability to attract and retain customers in an extremely competitive marketplace;

•	changes in economic conditions that could adversely affect the market for wireless services;

•	the impact of competitors’ initiatives;

•	our ability to successfully implement product offerings and execute market expansion plans;

•	our ability to comply with the covenants in our senior secured credit facilities;

•	our ability to attract, motivate and retain an experienced workforce;

•	failure of network systems to perform according to expectations;

•	global political unrest, including the threat or occurrence of war or acts of terrorism; and

•	other factors detailed in the section entitled “Risk Factors” included in our Form 10-Q for the fiscal quarter ended June 30, 2005 and in our other SEC filings.
All forward-looking statements included in this news release should be considered in the context of these risk factors. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements.
Leap and the Leap logo design are registered trademarks of Leap Wireless International, Inc. Cricket is a registered trademark of Cricket Communications, Inc. Cricket Unlimited Access, Cricket Unlimited Plus, Cricket Unlimited Classic, Jump Mobile, Travel Time, Cricket Clicks and the Cricket K are trademarks of Cricket Communications, Inc.
###